Exhibit 99.1

Kineta, Inc Transitioning from Nasdaq to OTC Markets

Kineta will be trading under the symbol “KANT”on OTC Pink

Kineta will continue to pursue strategic alternatives as previously announced

TuHURA Biosciences has an exclusivity right and a right of first offer for Kineta’s KVA12123 program

The ongoing KVA12123 Phase 1 study is open for new patient enrollment and following those patients previously enrolled.

SEATTLE — (September 19, 2024) Kineta, Inc., a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, announced today that it has transitioned from Nasdaq to the OTC Market. Kineta stock now trades under the ticker symbol “KANT” on the OTC Pink Open Market platform operated by OTC Markets Group Inc. Kineta remains committed to maintaining the highest standards of corporate governance and transparency through this transition which went into effect at the beginning of trading on September 19, 2024. Kineta has previously received a notice from The Nasdaq Stock Market LLC that it has determined to delist the Company’s common stock from The Nasdaq Capital Market due to the Company’s failure to satisfy the $1.00 minimum bid price listing requirement under Nasdaq Listing Rule 5550(a)(2) and failure to maintain a minimum of $2,500,000 in stockholders’ equity required under Nasdaq Listing Rule 5550(b)(1).

Kineta stock has seamlessly transitioned to the OTC Markets. Shareholders will not need to take any action as their investments remain secure and tradable. “As we navigate this transition, our primary focus remains on delivering value to our shareholders, continue the Phase 1 clinical program and to focus on advancing the strategic alternates that we have previously disclosed.” said Craig W. Philips, President of Kineta.

In August, the Company announced the reopening of enrollment into the ongoing VISTA-101 Phase 1/2 clinical trial. In July, the Company announced that it had entered into an exclusivity and right of first offer agreement (the “Agreement”) with TuHURA Biosciences, Inc. (“TuHURA”). As part of the Agreement, Kineta received a $5 million nonrefundable payment. Kineta and TuHURA are also cooperating on the reinitiation of patient enrollment into this trial.

About Kineta
Kineta (OTC Pink: KANT) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. The Company’s immuno-oncology pipeline includes KVA12123, a novel VISTA blocking immunotherapy currently in a Phase 1/2 clinical trial in patients with advanced solid tumors, and a preclinical monoclonal antibody targeting CD27. For more information on Kineta, please visit www.kinetabio.com.

Through the combination of unique epitope binding and an optimized IgG1 Fc region, KVA12123 has demonstrated strong tumor growth inhibition as both a monotherapy and in combination with other checkpoint inhibitors in preclinical models. KVA12123 provides a novel approach to address immune suppression in the tumor microenvironment with a mechanism of action that is differentiated and complementary with T cell focused therapies. KVA12123 may be an effective immunotherapy for many types of cancer including non-small cell lung (NSCLC), colorectal, renal cell carcinoma, head and neck, and ovarian cancer.

In February 2024, Kineta announced a significant corporate restructuring to substantially reduce expenses and preserve cash. The restructuring included a significant workforce reduction and the suspension of enrollment of new patients in its ongoing VISTA-101 Phase 1/2 clinical trial evaluating KVA12123 in patients with advanced solid tumors. At that time, Kineta also announced that it was exploring strategic alternatives to maximize stockholder value.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the anticipated benefits of the Agreement and statements relating to Kineta’s exploration of strategic alternatives and reinitiation of the VISTA-101 Phase 1/2 clinical trial. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: Kineta’s ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, Kineta’s reinitiation of the VISTA-101 Phase 1/2 clinical trial for KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s ability to prevail in litigation against investors who failed to close an anticipated private placement; risks relating to volatility and uncertainty in the capital markets for biotechnology companies; availability of suitable third parties with which to conduct contemplated strategic transactions; whether Kineta will be able to pursue a strategic transaction, or whether any transaction, if pursued, will be completed on attractive terms or at all; whether Kineta’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital requirements; and those risks set forth under the caption “Risk Factors” in Kineta’s most recent Annual Report on Form 10-K filed with the SEC on March 21, 2024 and Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2024 and August 8, 2024, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investor Relations:

info@kineta.us

Source: Kineta, Inc.